Exhibit 99.1

Ann Parker, Director Investor Relations 605-988-1000 ann.parker@lodgenet.com	Mike Smargiassi Brainerd Communicators 212-986-6667 smarg@braincomm.com
LODGENET REPORTS RESULTS FOR SECOND QUARTER 2010
— Focus on Free Cash Flow and Debt Reduction —
— Free Cash Flow of $22.6 Million, Up from $14.5 Million —
— Net Debt Reduced by $21.0 Million —
— Net Debt Now Down To 396.1 Million —
          SIOUX FALLS, SD, July 29, 2010 — LodgeNet Interactive Corporation (Nasdaq:LNET) today reported quarterly revenue of $113.1 million compared to $122.0 million in the second quarter of 2009. The Company reported a net loss of $(3.1) million compared to a net loss of $(5.2) million for the prior year period. Net loss attributable to common stockholders was $(4.6) million or $(0.18) per share (basic and diluted) for the second quarter of 2010 compared to a net loss attributable to common stockholders of $(5.2) million or $(0.23) per share (basic and diluted) for the second quarter of 2009. LodgeNet also reported $22.6 million in free cash flow(1) for the current quarter compared to $14.5 million in the prior year period. During the quarter, net debt(2) was reduced by $21.0 million and LodgeNet improved its leverage ratio to 3.44 times on a net debt basis versus a covenant of 3.75 times.
The following financial highlights are in thousands, except per share data:

	Three Months Ended June 30,
	2010	2009

Total revenue	$113,071	$121,981
Income from operations	6,061	4,666
Net loss	(3,145)	(5,213)
Net loss attributable to common stockholders	(4,582)	(5,245)
Net loss per common share (basic and diluted)	$(0.18)	$(0.23)
Adjusted Operating Cash Flow (3)	$27,873	$31,669
Average shares outstanding (basic and diluted)	24,997	22,432

(1)	Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.

(2)	Net Debt, a non-GAAP measure, is defined by the Company as total outstanding debt less cash on the balance sheet.

(3)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, and restructuring and reorganization expenses.

LodgeNet Q2 2010 Earnings 2-2-2-2
          “During the quarter, we continued our strategic focus on driving free cash flow, reducing debt and de-leveraging our balance sheet; and we outperformed our guidance on all three fronts,” said Scott C. Petersen, LodgeNet Chairman and CEO. “In light of disappointing Guest Entertainment revenue performance, we continued to conservatively operate the company, keeping a tight control on operating costs, working capital and capital investment expenditures. As a result, free cash flow increased 56% to $22.6 million, net debt dropped below the $400 million mark, our debt leverage ratio improved and we significantly enhanced our profitability metrics.”
Second Quarter strategic highlights include:
•	Increased Free Cash Flow: $22.6 million in the quarter, an increase of $8.1 million or 56% over Q2 ‘09

•	Reduced Net Debt: $396.1 million, down $21.0 million in the quarter

•	Improved Bottom Line Performance: Operating Income up 30% to $6.1 million; EPS improved 22% over Q2 ‘09

•	Expanded Per-Room Revenue from Strategic Growth Initiatives: Up 7.3% over Q2 ‘09 and now representing 42% of total revenue
          “In the second quarter, we continued to manage the business conservatively by controlling operating expenses, capital investment levels and aggressively paying down our debt. The $21.0 million reduction of net debt this quarter brings our total debt reduction to over $200 million during the last two years,” said Frank P. Elsenbast, LodgeNet Chief Financial Officer. “During the quarter we also increased our gross margins by 40 basis points to 44.4% while continuing our diversification beyond our traditional Guest Entertainment revenue base. Significant growth in our Hotel Services and Advertising businesses offset more than half of the decline we experienced in Guest Entertainment. While we would like to see a stronger recovery in the U.S. economy, we continue to position LodgeNet for long-term sustained growth through prudent management and revenue diversification. Lastly, the company’s balance sheet continued to strengthen as we reduced outstanding debt and managed working capital investment. Our leverage ratio on a net debt basis, at 3.44 times, is already below the final covenant stepdown that takes place at the end of the third quarter.”
          “As we look toward 2011, we believe our strategic initiatives are positioning us for solid revenue growth and enhancement to shareholder value,” continued Petersen. “Our HDTV rooms are generating significantly greater revenue than our average installed room, and our conversion pace should increase substantially as hotel capital spending budgets for high definition television purchases increase next year. Additionally, our diversified revenue initiatives should also accelerate with a more vibrant lodging economy.”
          “We also believe our business will begin benefiting in 2011 from the introduction of Envision, our next generation interactive television platform, which we announced at the hotel technology show in June,” said Petersen. “Envision is an applications-based system that connects our interactive televisions to the Internet, enabling new content choices, information services and transactional capabilities. We believe Envision will make our interactive system more relevant to leading hotels and attractive to hotel guests.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED JUNE 30, 2010 VERSUS
THREE MONTHS ENDED JUNE 30, 2009
          Total revenue for the second quarter of 2010 was $113.1 million, a decrease of $8.9 million or 7.3%, compared to the same period of 2009. The decrease in revenue resulted from reductions in Guest Entertainment, Healthcare and System Sales and Related Services revenue, which was offset, in part, by increases in revenue from Advertising Services and Hotel Services.
          Hospitality and advertising revenue, which includes Guest Entertainment, Hotel Services, System Sales, and Advertising Services, decreased $7.9 million or 6.6%, to $111.7 million for the second quarter of 2010 as compared to $119.6 million for the prior year quarter. Average monthly Hospitality and Advertising revenue per room was $21.22 for the second quarter of 2010, a decrease of 2.2% as compared to $21.69 per room in the second quarter of 2009.
          Guest Entertainment revenue, which includes on-demand entertainment from movies, television episodes, games and music, declined $9.0 million or 12.0%, to $66.0 million in the second quarter of 2010 versus the second quarter of 2009. The decline in Guest Entertainment revenue resulted from a 4.6% reduction in number of rooms and a 7.8% decline in revenue per room. The decline in per room revenue continued to be driven by conservative consumer buying patterns as well as less popular theatrical content during the quarter as compared to the year-earlier period.

LodgeNet Q2 2010 Earnings 3-3-3-3
          Hotel Services revenue, which includes recurring revenue from hotels for television programming and broadband Internet service and support, increased $0.8 million or 2.5%, to $34.1 million in the second quarter of 2010 versus $33.3 million for the second quarter of 2009. On a per-room basis, monthly Hotel Services revenue for the second quarter of 2010 increased 7.3% to $6.48 compared to $6.04 for the second quarter of 2009. Monthly television programming revenue per room increased 8.0% to $5.92 for the second quarter of 2010 as compared to $5.48 for the second quarter of 2009. This increase resulted primarily from the continued installation of high definition television systems and additional TV programming services.
          System Sales and Related Services revenue, including sales of TV programming equipment, broadband Internet equipment, HDTV installations and other services to hotels, decreased $0.6 million or 6.4%, to $9.0 million during the second quarter of 2010 compared to $9.6 million in the second quarter of 2009. The decrease was primarily from lower sales and installations of broadband systems.
          The Hotel Networks (“THN”), our advertising services subsidiary, generated revenue of $2.6 million, an increase of 52.1% compared to the $1.7 million generated in the second quarter of 2009. This increase was primarily the result of an increase in channel access fees and general advertising revenue as national advertisers expanded their ad buys on our system.
          Healthcare revenue, which includes the sale of interactive systems and services to Healthcare facilities, decreased $1.0 million or 41.3%, to $1.4 million during the current quarter compared to $2.4 million in the prior year quarter. During the quarter, we installed 598 beds and two facilities compared to 1,107 beds and five facilities during the prior year period. We have six signed healthcare contracts in our backlog currently awaiting installation.
          Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased 7.9% or $5.4 million, to $62.9 million in the second quarter of 2010 as compared to $68.3 million in the second quarter of 2009. The decrease in total direct costs was primarily due to decreased hotel commissions and content royalties of $4.4 million, which vary with revenue. Partially offsetting the reductions was an increase in incremental TV programming costs of $0.6 million, which vary with the number of rooms served and the services provided. These changes increased gross margins to 44.4% in the quarter.
          System Operations expenses decreased $0.4 million or 3.5%, to $10.6 million in the second quarter of 2010 as compared to $11.0 million in the second quarter of 2009. The decrease was primarily a result of lower property taxes. As a percentage of revenue, System Operations expenses were 9.4% this quarter as compared to 9.0% in the second quarter of 2009. Per average installed room, System Operations expenses were $2.02 per room per month compared to $2.00 in the prior year quarter.
          Selling, General and Administrative (SG&A) expenses increased $0.6 million or 5.2%, to $12.3 million in the current quarter as compared to $11.7 million in the second quarter of 2009. The increase resulted primarily from higher legal and professional fees. As a percentage of revenue, SG&A expenses were 10.9% in the current quarter as compared to 9.6% in the second quarter of 2009.
          Depreciation and amortization expenses decreased $5.4 million, or 20.3% to $20.9 million in the second quarter of 2010 as compared to $26.3 million in the second quarter of 2009. The decline was due to assets becoming fully depreciated and the reduction in capital investments over the past two years. As a percentage of revenue, total depreciation and amortization expenses were 18.5% in the second quarter of 2010 versus 21.5% in the second quarter of 2009.
          As a result of factors previously described, operating income increased 29.9% or $1.4 million, to $6.1 million in the second quarter of 2010 as compared to $4.7 million in the second quarter of 2009. Adjusted Operating Cash Flow (AOCF), a non-GAAP measure which we define as operating income exclusive of depreciation, amortization, share-based compensation and restructuring and reorganization expenses, was $27.9 million for the second quarter of 2010 as compared to $31.7 million in the second quarter of 2009, which primarily resulted from the decline in Guest Entertainment revenues as previously discussed.
          Interest expense was $8.7 million in the second quarter of 2010 versus $9.8 million in the second quarter of 2009. The decrease resulted primarily from the change in long-term debt at the end of the period, which decreased to $404.9 million during the second quarter of 2010 from $547.2 million at the end of the second quarter of 2009. The cash interest rate during the second quarter of 2010 was 7.0% versus 6.6% for the second quarter 2009. Interest expense for the second quarter of 2010 included $0.8 million of non-cash interest charges related to our interest rate swap position as compared to $0.3 million for the second quarter of 2009.

LodgeNet Q2 2010 Earnings 4-4-4-4
          Net loss for the quarter was $(3.1) million, a 39.7% reduction compared to a net loss of $(5.2) million for the second quarter of 2009. Net loss attributable to common stockholders was $(4.6) million for the second quarter of 2010, a 12.6% improvement compared to a net loss attributable to common stockholders of $(5.2) million in the prior year quarter. Net loss per share attributable to common stockholders was $(0.18) for the second quarter of 2010 (basic and diluted) a 21.7% improvement compared to the net loss per share attributable to common stockholders of $(0.23) (basic and diluted) in the second quarter of 2009.
          For the second quarter of 2010, cash provided by operating activities was $27.0 million, a 33.9% increase as compared to $20.2 million in the second quarter of 2009. Cash used for property and equipment additions, including growth related capital, was $4.4 million during the second quarter of 2010 compared to $5.7 million in the second quarter of 2009. In the quarter, we made debt repayments in the amount of $22.1 million. Additionally, we used $1.4 million of cash for preferred stock dividends in the second quarter of 2010. In the second quarter of 2009, we made the required Term B repayment of $1.5 million. The leverage ratio at the end of this quarter, calculated on a consolidated debt basis, was 3.52 times versus the covenant of 3.75 times. Cash as of June 30, 2010 was $8.8 million. The consolidated leverage ratio net of cash was 3.44 times.
          Continuing with our plan to moderate capital investment, we installed 1,657 new rooms and converted 5,098 rooms to our high definition platform in the second quarter of 2010 as compared to 4,147 new rooms and 6,766 converted rooms during the second quarter of 2009. The average investment per newly-installed HD room decreased to $269 per room during the second quarter of 2010, compared to $339 per room during 2009. Factors contributing to the 20.6%, or $70 per room, decline included reduced overhead and component costs, in addition to a larger average size of HD property installed during the second quarter of 2010 compared to 2009. The average investment per converted room decreased by 22.8% to $186 during the second quarter of 2010, compared to $241 during 2009, due to the same general factors noted above.
Outlook
          For the third quarter of 2010, LodgeNet expects to report revenue in the range of $116.0 million to $120.0 million. This guidance reflects a 3% to 8% decline in Guest Entertainment revenue on a per room basis, and strengthening revenues from our diversification efforts with Healthcare, Advertising Services and System Sales delivering strong double digit sales growth over the prior year.
          Adjusted Operating Cash Flow in a range from $27.0 million to $30.0 million and Net Income (Loss) per common share in a range from $(0.14) to $(0.06).
          For the nine months ending September 30, 2010, Free Cash Flow, excluding the preferred stock dividend, is anticipated to be in a range of $56.0 million to $59.0 million.
The Company will also host a teleconference to discuss its results July 29, 2010, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com. The webcast will be archived on the LodgeNet website for one month. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.
Special Note Regarding the Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, and free cash flow, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP. Adjusted operating cash flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, restructuring and integration and reorganization. Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.

LodgeNet Q2 2010 Earnings 5-5-5-5
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves approximately 1.9 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release and in the prepared remarks during our July 29th conference call, as well as in response to the questions during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to our third quarter 2010 guidance, including revenue, adjusted operating cash flow, net income (loss) and free cash flow, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions; the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q2 2010 Earnings 6-6-6-6
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	June 30,	December 31,
	2010	2009
Assets

Current assets:
Cash	$8,767	$17,011
Accounts receivable, net	52,810	51,706
Other current assets	9,012	9,189

Total current assets	70,589	77,906

Property and equipment, net	177,123	206,663
Debt issuance costs, net	4,569	6,005
Intangible assets, net	101,877	106,041
Goodwill	100,081	100,081
Other assets	12,214	11,658

Total assets	$466,453	$508,354

Liabilities and Stockholders’ Deficiency

Current liabilities:
Accounts payable	$55,521	$40,040
Current maturities of long-term debt	5,284	6,101
Accrued expenses	18,436	19,137
Deferred revenue	18,245	17,531

Total current liabilities	97,486	82,809

Long-term debt	399,631	463,845
Other long-term liabilities	25,232	32,687

Total liabilities	522,349	579,341

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; Series B cumulative perpetual convertible, 10%, 57,500 issued and outstanding at June 30, 2010 and December 31, 2009, respectively (liquidation preference of $1,000 per share or $57,500,000 total)	1	1
Common stock, $.01 par value, 50,000,000 shares authorized; 25,088,039 and 22,537,664 shares outstanding at June 30, 2010 and December 31, 2009, respectively	252	225
Additional paid-in capital	390,980	379,223
Accumulated deficit	(431,858)	(426,211)
Accumulated other comprehensive loss	(15,271)	(24,225)

Total stockholders’ deficiency	(55,896)	(70,987)

Total liabilities and stockholders’ deficiency	$466,453	$508,354

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2010 Earnings 7-7-7-7
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Hospitality and Advertising Services	$111,658	$119,572	$227,157	$245,374
Healthcare	1,413	2,409	3,966	4,699

Total revenues	113,071	121,981	231,123	250,073

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality and Advertising Services	62,181	66,869	127,442	138,663
Healthcare	724	1,437	2,070	2,390
Operating expenses:
System operations	10,627	11,016	21,142	21,342
Selling, general and administrative	12,314	11,705	24,429	22,523
Depreciation and amortization	20,925	26,258	43,097	53,363
Restructuring charge	239	75	242	181
Other operating (income) expense	—	(45)	6	(176)

Total direct costs and operating expenses	107,010	117,315	218,428	238,286

Income from operations	6,061	4,666	12,695	11,787

Other income and (expenses):
Interest expense	(8,712)	(9,812)	(17,395)	(19,693)
(Loss) gain on extinguishment of debt	—	(4)	—	9,292
Loss on early retirement of debt	(267)	—	(760)	(541)
Other income	2	144	227	319

(Loss) income before income taxes	(2,916)	(5,006)	(5,233)	1,164
Provision for income taxes	(229)	(207)	(414)	(419)

Net (loss) income	(3,145)	(5,213)	(5,647)	745
Preferred stock dividends	(1,437)	(32)	(2,875)	(32)

Net (loss) income attributable to common stockholders	$(4,582)	$(5,245)	$(8,522)	$713

Net (loss) income per common share (basic)	$(0.18)	$(0.23)	$(0.36)	$0.03

Net (loss) income per common share (diluted)	$(0.18)	$(0.23)	$(0.36)	$0.03

Weighted average shares outstanding (basic)	24,996,955	22,432,311	23,877,958	22,418,286

Weighted average shares outstanding (diluted)	24,996,955	22,432,311	23,877,958	22,590,161

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2010 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2010	2009
Operating activities:
Net (loss) income	$(5,647)	$745
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	43,097	53,363
Gain on extinguishment of debt (non-cash)	—	(9,292)
Unrealized loss on derivative instruments	1,469	321
Loss on early retirement of debt	760	541
Share-based compensation and restricted stock	960	942
Other, net	153	(357)
Change in operating assets and liabilities:
Accounts receivable, net	(1,091)	3,994
Other current assets	26	75
Accounts payable	15,715	(2,494)
Accrued expenses and deferred revenue	445	(6,115)
Other	(773)	(600)

Net cash provided by operating activities	55,114	41,123

Investing activities:
Property and equipment additions	(8,954)	(10,971)

Net cash used for investing activities	(8,954)	(10,971)

Financing activities:
Repayment of long-term debt	(68,636)	(9,676)
Payment of capital lease obligations	(559)	(854)
Borrowings on revolving credit facility	8,000	—
Repayments of revolving credit facility	(8,000)	—
Purchase of long-term debt	—	(23,685)
Proceeds from investment in long-term debt	4,007	656
Proceeds from issuance of common stock, net of offering costs	13,658	—
Proceeds from issuance of preferred stock, net of offering costs	—	53,717
Payment of dividends to preferred shareholders	(2,875)	—
Exercise of stock options	41	—

Net cash (used for) provided by financing activities	(54,364)	20,158

Effect of exchange rates on cash	(40)	49

(Decrease) increase in cash	(8,244)	50,359
Cash at beginning of period	17,011	10,800

Cash at end of period	$8,767	$61,159

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2010 Earnings 9-9-9-9
LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

	2nd Qtr ’10	1st Qtr ’10	4th Qtr ’09	3rd Qtr ’09	2nd Qtr ’09
Room Base Statistics
Total Rooms Served (1)	1,888,287	1,911,842	1,909,323	1,934,229	1,956,562
Total Guest Entertainment Rooms (2)	1,738,311	1,764,363	1,779,979	1,807,933	1,827,636
Total HD Rooms (3)	246,739	239,984	231,588	221,633	210,262
Percent of Total Guest Entertainment Rooms	14.2%	13.6%	13.0%	12.3%	11.5%
Total Television Programming (FTG) Rooms (4)	1,070,081	1,083,837	1,087,860	1,095,719	1,104,660
Percent of Total Guest Entertainment Rooms	61.6%	61.4%	61.1%	60.6%	60.4%
Total Broadband Internet Rooms (5)	195,294	200,139	201,936	206,914	219,260
Percent of Total Rooms Served	10.3%	10.5%	10.6%	10.7%	11.2%

Revenue Per Room Statistics (per month)
Hospitality and Advertising Services
Guest Entertainment	$12.54	$12.99	$12.61	$14.01	$13.60
Hotel Services	6.48	6.48	6.05	6.00	6.04
System Sales and Related Services	1.71	1.80	1.66	1.69	1.74
Advertising Services	0.49	0.44	0.33	0.30	0.31

Total Hospitality and Advertising Services	21.22	21.71	20.65	22.00	21.69
Based on average Guest Entertainment rooms

Summary Operating Results (Dollar amounts in thousands)
Hospitality and Advertising Services Revenue:
Guest Entertainment	$65,963	$69,082	$67,979	$76,369	$74,980
Hotel Services	34,125	34,486	32,596	32,699	33,292
System Sales and Related Services	8,986	9,591	8,955	9,230	9,601
Advertising Services	2,584	2,340	1,799	1,657	1,699

Total Hospitality and Advertising Services	111,658	115,499	111,329	119,955	119,572
Healthcare	1,413	2,553	1,967	1,167	2,409

Total Revenue	$113,071	$118,052	$113,296	$121,122	$121,981
Adjusted Operating Cash Flow (6)	$27,873	$29,122	$28,016	$30,039	$31,669

Reconciliation of Adjusted Operating Cash Flow to Income From Operations (Dollar amounts in thousands)
Adjusted Operating Cash Flow	$27,873	$29,122	$28,016	$30,039	$31,669
Depreciation and Amortization	(18,975)	(19,954)	(20,483)	(21,992)	(24,022)
Amortization of Acquired Intangibles	(1,950)	(2,219)	(2,236)	(2,236)	(2,236)
Share Based Compensation and Restricted Stock	(648)	(312)	(394)	(389)	(670)
Restructuring Charge	(239)	(3)	(292)	(128)	(75)

Income From Operations	$6,061	$6,634	$4,611	$5,294	$4,666

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms, of which 86% are digital, receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Income (Loss) From Operations exclusive of depreciation, amortization, share-based compensation and restructuring and reorganization expenses.